Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini (212) 284-3049 Media: Jill Marvin (212) 572-4438

THE ESTéE LAUDER COMPANIES REPORTS

FISCAL 2020 THIRD QUARTER RESULTS

Net Sales Decreased 11% and Diluted Loss per Share was $.02

Net Sales Decreased 9% and Adjusted Diluted EPS was $.86 in Constant Currency

Company Sees Continued Acceleration of Global Online Net Sales and
Initial Recovery in Mainland China

Continues Global Relief Efforts, Launches ELC Cares Employee Relief Fund

New York, May 1, 2020 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $3.35 billion for its third quarter ended March 31, 2020, a decrease of 11% from $3.74 billion in the prior-year period. Excluding the impact of currency translation, net sales decreased 9%. The net sales decline was driven by retail store closures as a result of the global spread of COVID-19 that was partially offset by the inclusion of net sales from the Company’s recent acquisition of Have&Be Co. Ltd. (“Dr. Jart+”), which contributed approximately 2 percentage points to reported net sales growth.

The Company reported a net loss of $(6) million, compared with net earnings of $555 million last year. Diluted net loss per common share was $(.02), compared with diluted earnings per common share of $1.51 reported in the prior-year period. Excluding the negative impact of currency translation, adjusted diluted earnings per common share, which excludes items detailed on page 5, fell 45% to $.86.

Fabrizio Freda, President and Chief Executive Officer said, “While the terrific double-digit momentum in sales growth from the first half of our fiscal year carried into January, the dynamics in the quarter changed significantly as COVID-19 spread beyond Asia. By early March, consumers around the world began social distancing which resulted in lower traffic in retail locations. As March evolved, most retail stores temporarily closed and consumers increasingly stayed home. In this very complex and unprecedented environment, there were several bright spots across our portfolio which drove global prestige beauty share expansion in the quarter. The Estée Lauder, Darphin, and Le Labo brands grew, global online sales rose strong double-digits, sales in mainland China and global travel retail increased, and skin care sales grew internationally, including Dr. Jart+. The surge in our online business worldwide, coupled with the recovery we are seeing emerge in China, confirm consumers’ passion for our prestige beauty portfolio.

“In light of ongoing temporary store closures in many regions, we have begun to adjust our cost structure and have enhanced our liquidity during this challenging time. We remain focused on our proven strategy built on multiple engines of growth and the desirability of our brands and their hero franchises. Our diverse portfolio of categories, channels and geographies affords us the needed agility to navigate through this environment and emerge strongly. We stand ready to leverage the recovery when stores reopen and consumers restock at home.”

Freda emphasized, “As the global community continues to confront the COVID-19 pandemic, the health and well-being of our employees and consumers remain paramount to us. We are continuing to find ways to make meaningful contributions worldwide, both monetary and in-kind. We are producing over one million hand sanitizers at our plants in the United States and Europe. This week, we established the ELC Cares Employee Relief Fund, our newest giving initiative, which will be funded through contributions from the Company, the Lauder family and our employees to provide immediate and critical financial relief to employees whose lives have been impacted by the pandemic.”

COVID-19 Business Update

During the third quarter of fiscal 2020, the outbreak and global spread of COVID-19 caused a significant disruption in the Company’s operating environment. Accordingly, the Company modified a number of its business practices, in part due to legislation, executive orders and guidance from government entities and healthcare authorities (collectively, “COVID-19 Directives”). These include the temporary closing of businesses deemed “non-essential,” travel bans and restrictions, social distancing and quarantines.

As a result of the COVID-19 Directives, retail stores across most regions, whether operated by the Company or its customers, have been closed for some period of time. In Asia/Pacific, some retail stores in northern Asia have been reopening after closing for most of February and March while most retail stores in southern Asia remain closed, and retail stores in Europe, the Middle East & Africa and in The Americas began closing in early March. In addition, air travel has been largely curtailed to and from Asia since the end of January and the remaining international travel routes since March, adversely impacting the growth trend of the travel retail business. During this time, a majority of the Company’s facilities continued to manufacture and distribute products globally, albeit in a much-reduced capacity in light of safety measures taken to protect the Company’s employees.

In the Asia/Pacific region, operations in mainland China were meaningfully impacted from late January through March as a result of COVID-19. At the peak in February, over 70% of retail doors, whether operated by the Company or its customers, were closed, and the remaining stores were operating on reduced hours. During that period, online net sales growth accelerated as beauty advisors and retailers worked to capture consumer demand online. Net sales in mainland China returned to double-digit growth in constant currency in March, mainly driven by online. As of mid-April 2020, virtually all doors are open in Greater China and Korea. The Company has also reopened its corporate offices in Shanghai. Net sales in mainland China grew year-over-year during the third quarter of fiscal 2020 and net sales in Korea have returned to growth since the beginning of April. In the rest of Asia/Pacific, between 80% and 100% of doors in most markets remained closed as of mid-April.

In The Americas and in Europe, the Middle East & Africa, most retail doors began closing in March in accordance with guidance from government entities and healthcare authorities. At the same time, consumers started staying home to maintain proper social distancing. Many retail locations in the Balkan peninsula and the Nordic region have remained open. Some countries have recently announced plans to gradually reopen in the coming months, including Germany and Italy. Consistent with the trends in mainland China, online net sales growth has also accelerated in The Americas and in Europe, the Middle East & Africa.

COVID-19 and its various impacts have also influenced consumer preferences due to the closures of offices, retail stores and other businesses and the significant decline in social gatherings. The demand for skin care and hair care products has been more resilient than the demand for makeup and fragrance. Within skin care, the demand for products in hero franchises has remained strong, driving high single-digit growth at the Estée Lauder brand during the third quarter of fiscal 2020.

In response to the impacts from COVID-19, the Company started to implement strict cost controls in January to help mitigate the expected loss of sales in mainland China and travel retail. In the fiscal 2020 third quarter, the Company took immediate actions to reduce expenses, including advertising and promotion activities, travel, meetings, consulting, and certain employee costs, including implementing a hiring freeze. Combined, these resulted in approximately $250 million of savings in the period. As the COVID-19 impacts rapidly spread throughout Europe and the Americas, the corresponding impact on sales resulted in an operating margin decline.

The cost controls put in place during the third quarter are expected to deliver an even larger benefit starting in the fiscal 2020 fourth quarter. Additionally, the Company announced new cost saving actions on April 15, 2020, that are expected to have a greater impact beginning in May 2020. These include furloughs and similar unpaid temporary leaves of absence for many point of sale employees, temporary salary reductions for senior executives and other management employees, and a temporary elimination of cash retainers for the Board of Directors. Together, the Company estimates that these actions, combined with those implemented in the fiscal 2020 third quarter, will reduce operating expenses by approximately $500 million to $600 million in the fiscal 2020 fourth quarter.

The Company expects to reduce capital investments (e.g., facilities and consumer-facing counters) by approximately $250 million to $300 million for fiscal 2020. It has temporarily suspended repurchases of the Company’s Class A Common Stock and has suspended the quarterly cash dividend that would have been paid in June 2020. The Company also raised an additional $2.2 billion of cash, as of April 2020, by borrowing the full amount under its $1.5 billion revolving credit facility and issued $700 million of Senior Unsecured Notes. The Company will continue to monitor the impact of COVID-19 and adjust its action plans accordingly as the situation progresses. The Company stands ready to facilitate the recovery as soon as the market dynamics support it.

COVID-19 Corporate Giving Initiatives Update

As the world confronts the wide-ranging impacts of the COVID-19 pandemic, The Estée Lauder Companies stands with the global community to help limit the spread of the virus and ease the related economic hardships faced by those it affects.

The Company, its brands and its foundations have made numerous donations including commitments to Doctors Without Borders, The New York City COVID-19 Response and Impact Fund, Red Cross Society of China, Shanghai Charity Foundation, Give2Asia, and Community Chest of Korea. And, the Company is making over one million hand sanitizers for front line workers, high-risk individuals and its employees.

The Estée Lauder brand donated two million surgical masks for front-line workers in New York, Clinique donated 50,000 skin care products to doctors and nurses in New York City’s hospitals, Aveda launched Aveda Cares, a relief program to benefit independent salons and stylists in the United States, and the M•A•C VIVA GLAM fund is donating funds to local organizations globally that are providing essential needs and services to people at higher risk of being infected with COVID-19.

To support its employees worldwide facing financial hardships due to COVID-19, the Company has established an ELC Cares Employee Relief Fund, consisting of contributions from the Company, the Lauder family and the Company’s employees.

Fiscal 2020 Third Quarter Results

The Company recorded a $346 million, or $.83 per diluted share, impairment charge across Too Faced, GLAMGLOW, BECCA, Smashbox and certain of its freestanding stores, reflecting the recent actual and estimated potential future financial impacts of COVID-19. With the exception of GLAMGLOW, the impairment of goodwill is not tax deductible, which negatively impacted the fiscal 2020 third quarter tax rate. A higher effective rate on the Company’s foreign operations also resulted in a higher tax rate. The overall higher tax rate contributed to the net loss for the quarter.

Adjusted diluted earnings (loss) per common share excludes restructuring and other charges, changes in contingent consideration, goodwill, other intangible and long-lived asset impairments, and other income, net as detailed in the following table.

Reconciliation between GAAP and Non-GAAP

	Three Months Ended March 31, 2020					Three Months Ended March 31
	Net Sales		Diluted EPS(2)			Diluted Earnings Per Share(2)
(Unaudited)	% Change	% Change, Constant Currency	% Change		% Change, Constant Currency	2020	2019
As Reported Results (1)	(11)%	(9)%	(100	+)%	(100)%	$(.02)	$1.51
Restructuring and other charges						.05	.07
Contingent consideration						(.01)	(.02)
Goodwill, other intangible and long-lived asset impairments						.83	.14
Other income, net						-	(.15)
Non-GAAP		(10)%	(45)%			$.85	$1.55
Impact of foreign currency on earnings per share						.01
Non-GAAP, constant currency earnings per share					(45)%	$.86

(1)	Represents GAAP, except Constant Currency percentages

(2)	For the three months ended March 31, 2020 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 5.9 million shares, were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per share as they were anti-dilutive due to the net loss incurred during the period. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

Net sales and operating income in the Company’s product categories and regions outside of the United States were unfavorably impacted by a stronger U.S. dollar in relation to most currencies.

Results by Product Category

	Three Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
Skin Care	$1,723	$1,744	(1)%	-%	$418	$593	(30)%
Makeup	1,146	1,461	(22)	(20)	(283)	99	(100 +)
Fragrance	349	392	(11)	(10)	-	17	(100)
Hair Care	119	136	(13)	(12)	(2)	(2)	-
Other	8	13	(38)	(38)	1	2	(50)
Subtotal	3,345	3,746	(11)	(10)	134	709	(81)
Returns/charges associated with restructuring and other activities	-	(2)			(25)	(35)
Total	$3,345	$3,744	(11)%	(9)%	$109	$674	(84)%

Total reported operating income was $109 million, an 84% decrease from $674 million in the prior year. Operating income decreased 36% excluding (i) goodwill, other intangible asset and long-lived asset impairments related to Too Faced, GLAMGLOW, BECCA, Smashbox and certain of the Company’s freestanding stores, combined, of $346 million compared to $52 million related to Smashbox in the prior-year period, (ii) restructuring and other charges and adjustments of $23 million compared with restructuring and other charges and adjustments of $26 million recorded in the prior-year period and (iii) the unfavorable impact of currency translation of $7 million. This decline largely reflected lower net sales due to the impacts of COVID-19 as well as higher costs as a percentage of net sales to maintain employee salaries and benefits in Asia/Pacific since late January and during March in other parts of the world despite the retail store closures. These impacts were partially offset by the acceleration of online growth and disciplined expense management throughout the business from cost containment actions taken in response to COVID-19.

Skin Care

•	Skin care was the most resilient category globally.
•	Net sales from the Company’s acquisition of Dr. Jart+ in December 2019 contributed to skin care net sales. The results of operations of this new business are being reported on a one-month lag to facilitate consolidated reporting, with ten weeks of results included in the consolidated statement of earnings (loss) for the period ended March 31, 2020.
•	An increase in net sales at Estée Lauder, as well as the incremental net sales from the Company’s acquisition of Dr. Jart+ in December 2019, helped to offset lower net sales from Clinique, La Mer and Origins.
•	Estée Lauder continued to grow in mainland China as well as in Asia/Pacific and delivered double-digit growth in both travel retail and online driven by consumer demand for high loyalty hero franchises, including Advanced Night Repair and Perfectionist.
•	Operating income declined, driven by lower net sales at La Mer and Clinique as well as goodwill and other intangible asset impairments related to GLAMGLOW. In addition, incremental cost containment in response to COVID-19 only partially offset expenses and planned strategic investments that could not be immediately deferred or cancelled, including those made around Chinese New Year.

Makeup

•	Net sales declined in makeup, reflecting lower net sales from M•A•C, Clinique, Bobbi Brown, Tom Ford Beauty and Too Faced due primarily to the impacts of COVID-19, as noted above, and the ongoing softness in color cosmetics sales in most markets.
•	Net sales from Tom Ford Beauty grew in Asia/Pacific due to continued success on Tmall since the brand launched in April 2019.
•	Makeup operating income declined, primarily reflecting goodwill and other intangible asset impairments related to Too Faced and BECCA, long-lived asset impairments and lower net sales from M•A•C, Clinique and Too Faced. Planned strategic investments to support initiatives at M•A•C also contributed to the decrease. These decreases were partially offset by disciplined expense management across all brands after the COVID-19 outbreak.

Fragrance

•	Net sales decreased, primarily due to declines from Jo Malone London and certain designer fragrances due to the impacts of COVID-19, as mentioned above, and the expiration of the Tory Burch license agreement in December 2019.
•	Jo Malone London continued to grow net sales in Asia/Pacific, led by Korea and Japan, with the launch of Vetiver & Golden Vanilla and Valentine’s Day gift sets.
•	Fragrance operating income declined, driven primarily by lower net sales partially offset by disciplined expense management.

Hair Care

•	Hair care net sales declined at both Aveda and Bumble and bumble due to the impacts of COVID-19, as mentioned above, which led to retail and salon closures.
•	Prior to the salon and store closures in the wake of COVID-19, net sales of Aveda’s Nutriplenish, a new line of hydrating hair care products, were strong globally.
•	Hair care operating results were flat.

Results by Geographic Region

	Three Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
The Americas	$892	$1,155	(23)%	(23)%	$(217)	$200	(100 +)%
Europe, the Middle East & Africa	1,525	1,625	(6)	(5)	202	265	(24)
Asia/Pacific	928	966	(4)	(1)	149	244	(39)
Subtotal	3,345	3,746	(11)	(10)	134	709	(81)
Returns/charges associated with restructuring and other activities	-	(2)			(25)	(35)
Total	$3,345	$3,744	(11)%	(9)%	$109	$674	(84)%

Beginning in the fiscal 2020 first quarter, changes were made to reflect certain Leading Beauty Forward enhancements in the capabilities and cost structure of our travel retail business, which are primarily centralized in The Americas region. This resulted in a change to the royalty structure of the travel retail business to reflect the value created in The Americas region. Accordingly, for the third quarter, the fiscal 2019 operating income of The Americas was increased by $229 million, with a corresponding decrease in Europe, the Middle East & Africa, to conform with the current year methodology and presentation.

The Americas

•	As the very strong impacts of COVID-19 evolved, net sales in brick & mortar declined more rapidly across the region due to the closure of retail locations in March as well as the timing and size of launches during last year’s third quarter. In response, the Company focused on driving net sales in the online channel, which partially offset declines in brick & mortar.
•	Online net sales growth accelerated in March following the closure of retail doors in the region.
•	Net sales in Latin America grew during the first two months of the quarter, driven by increases in Mexico, Chile, Columbia and Argentina. For the quarter, however, net sales declined due to the impacts of COVID-19, which led to retail and salon closures in March 2020.
•	Operating income in The Americas decreased, reflecting goodwill and other intangible asset impairments related to Too Faced, GLAMGLOW, BECCA and Smashbox, long-lived asset impairments, lower net sales, and higher costs as a percentage of net sales to maintain employee salaries and benefits despite retail store closures related to COVID-19, partially offset by disciplined expense management.

Europe, the Middle East & Africa

•	Net sales declined across most of the region due to the impacts from COVID-19. However, net sales increased in the online and global travel retail channels as well as in the Balkans and the Middle East.
•	As a result of the Company’s increased focus on reaching consumers online following the retail door closures during the quarter, net sales online increased double-digit. The online business accelerated strongly in March.

•	Net sales from the Company’s global travel retail business grew during the quarter as the adverse impacts from COVID-19 were more than offset by strong growth in January and February. Net sales growth primarily reflected strength from Estée Lauder and Origins, due to the continued success of certain hero franchises, such as Estée Lauder’s Advanced Night Repair and Dr. Andrew Weil For Origins Mega-Mushroom Relief & Resilience Soothing Treatment Lotion.
•	Operating income decreased, primarily reflecting lower net sales and higher costs as a percentage of net sales to maintain employee salaries and benefits despite retail store closures related to COVID-19, partially offset by disciplined expense management.

Asia/Pacific

•	The quarter started strong with double-digit growth in January, but net sales for the quarter declined following retail store closures due to COVID-19 at the end of January that lasted through the end of the quarter. Net sales in the region benefitted from incremental net sales from the Company’s acquisition of Dr. Jart+ in December 2019.
•	The Company quickly refocused its advertising investments and strategy to the online channel, which resulted in exceptionally strong double-digit growth.
•	Net sales increased in mainland China and Taiwan in the quarter.
•	In mainland China, net sales grew strong double digits in January. In February, more than 70% of brick & mortar stores were closed and the remaining stores operated on shortened hours with very little traffic, leading to a decline in net sales in the month. The Company shifted its focus, including quickly deploying social selling capabilities, to attract consumers online, which resulted in net sales returning to growth in the month of March.
•	Skin care and fragrance net sales grew in the region, and hair care net sales grew in constant currency.
•	Operating income decreased, reflecting the lower net sales, incremental expenses related to strategic investments in social selling to drive business online, and higher costs as a percentage of net sales to maintain employee salaries and benefits despite retail store closures related to COVID-19. These were partially offset by cost mitigation strategies in response to COVID-19.

Nine-Month Results

•	For the nine months ended March 31, 2020, the Company reported net sales of $11.86 billion, a 5% increase compared with $11.27 billion in the prior-year period. Net sales increased 6% in constant currency.
•	Net earnings were $1.15 billion, and diluted earnings per share was $3.12. In the prior-year nine months, the Company reported net earnings of $1.63 billion and diluted earnings per share of $4.39.

•	During the nine-months ended March 31, 2020, the Company recorded restructuring and other charges, changes in contingent consideration, goodwill, other intangible and long-lived asset impairments, and Other income, net primarily related to a gain on a previously held equity investment in Have & Be that, combined, totaled $601 million ($554 million after tax), equal to $1.51 per diluted share. The prior-year period results include restructuring and other charges, goodwill and other intangible asset impairments and changes in contingent consideration that, combined, totaled $118 million ($114 million after tax), equal to $.31 per diluted share, as detailed in the table on page 15.
•	Excluding restructuring and other charges and adjustments, diluted net earnings per common share for the nine months ended March 31, 2020 was $4.63, and in constant currency declined 1%. For the nine months ended March 31, 2020, the negative impact of foreign currency translation on diluted net earnings per common share was $.03.

Cash Flows

•	For the nine months ended March 31, 2020, net cash flows provided by operating activities were $1.95 billion, compared with $1.76 billion in the prior year.
•	On December 18, 2019, the Company used $1.27 billion in cash to complete the acquisition of Have & Be. This was financed with the proceeds from a $1.8 billion offering of new senior notes, a portion of which was used to refinance $500 million of senior notes due February 7, 2020.
•	During the quarter ended March 31, 2020, the Company borrowed $1.3 billion under its existing $1.5 billion revolving credit facility and had $200 million of commercial paper outstanding. Subsequent to the end of the quarter, the Company issued $700 million of new senior notes, and borrowed the remaining $200 million under the revolving credit facility to repay the $200 million in commercial paper that was outstanding at March 31, 2020. These actions were taken to enhance the Company’s financial flexibility and liquidity given the uncertainty regarding the business impacts of COVID-19.

Outlook for Fiscal 2020 Full Year

The Company continues to believe that strong consumer demand for its high-quality products remains intact despite temporary challenges related to COVID-19. For the fiscal year, the Company expects to continue to build global share, even in a declining market.

The Company expects the majority of retail stores will remain closed for most of the fiscal 2020 fourth quarter and that traffic will rebuild gradually when stores reopen around the world. As a result, the Company expects global prestige beauty to continue to be adversely impacted during that period. The Company is mindful that some retail locations in certain markets may not reopen and there are likely to be lingering adverse global economic and social impacts. The Company is also mindful of other risks related to social, economic and political matters, including restructurings and bankruptcies in the retail industry, destocking and tighter working capital management by retailers, challenges for suppliers, geopolitical tensions, regulatory developments, global security issues, currency volatility, general economic challenges and changes in where and how consumers shop that is affecting consumer spending in certain countries, channels and travel corridors.

Given the uncertainty around the timing, speed and duration of the recovery from the adverse impacts of COVID-19, the Company is not providing specific sales and EPS guidance for the fiscal 2020 fourth quarter and full year. The Company stands ready to facilitate the recovery in fiscal 2021 as soon as the market dynamics support it. The Company’s actions to control costs during this very volatile moment, while maintaining the flexibility to make strategic investments in the areas of greatest opportunity, are expected to help it emerge strongly when the global recovery begins.

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 1, 2020 to discuss its results. The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 4138908). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release, in particular those in “Outlook for Fiscal 2020 Full Year,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)	the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)	consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)	destocking and tighter working capital management by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;
(6)	shifts in the preferences of consumers as to where and how they shop;
(7)	social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)	changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)	foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)	changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)	impacts attributable to the coronavirus outbreak, which has become the COVID-19 pandemic, including disruptions to our global business;
(12)	shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)	real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)	changes in product mix to products which are less profitable;
(15)	the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)	the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)	consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)	the timing and impact of acquisitions, investments and divestitures; and
(19)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M·A·C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA, Too Faced and Dr. Jart+.

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CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Unaudited; $ in millions, except per share data	Three Months Ended March 31		Percent		Nine Months Ended March 31		Percent
and percentages)	2020	2019	Change		2020	2019	Change
Net Sales	$3,345	$3,744	(11)%		$11,864	$11,273	5%
Cost of sales (A)	836	819	2%		2,785	2,552	9%
Gross Profit	2,509	2,925	(14)%		9,079	8,721	4%
Gross Margin	75.0%	78.1%			76.5%	77.4%
Operating expenses:
Selling, general and administrative (B)	2,030	2,170	(6)%		6,753	6,435	5%
Restructuring and other charges (A)	24	29	(17)%		54	99	(45)%
Goodwill impairment (C)	275	48	100	+ %	786	68	100	+ %
Other intangible and long-lived asset impairment (C)	71	4	100	+ %	337	22	100	+ %
	2,400	2,251	7%		7,930	6,624	20%
Operating Expense Margin	71.7%	60.1%			66.8%	58.8%
Operating Income	109	674	(84)%		1,149	2,097	(45)%
Operating Income Margin	3.3%	18.0%			9.7%	18.6%
Interest expense	42	32	31%		112	101	11%
Interest income and investment income, net	14	15	(7)%		41	42	(2)%
Other components of net periodic benefit cost	1	1	-%		3	1	100	+ %
Other income, net (D)	-	71	(100)%		576	71	100	+ %
Earnings before Income Taxes	80	727	(89)%		1,651	2,108	(22)%
Provision for income taxes (E)	84	170	(51)%		496	472	5%
Net Earnings (Loss)	(4)	557	(100	+)%	1,155	1,636	(29)%
Net earnings attributable to noncontrolling interests	(2)	(2)	-%		(9)	(8)	13%
Net Earnings (Loss) Attributable to The Estée Lauder Companies Inc.	$(6)	$555	(100	+)%	$1,146	$1,628	(30)%

Net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share:
Basic	$(.02)	$1.53	(100	+)%	$3.18	$4.47	(29)%
Diluted	(.02)	1.51	(100	+)%	3.12	4.39	(29)%

Weighted average common shares outstanding:
Basic	360.2	361.9			360.6	364.0
Diluted	360.2	368.3			367.1	370.9

(A)	In May 2016, we announced a multi-year initiative (“Leading Beauty Forward”) to build on our strengths and better leverage our cost structure to free resources for investment to continue our growth momentum. Leading Beauty Forward is designed to enhance our go-to-market capabilities, reinforce our leadership in global prestige beauty and continue creating sustainable value. As of June 30, 2019, we concluded the approvals of all major initiatives under Leading Beauty Forward related to the optimization of select corporate functions, supply chain activities, and corporate and regional market support structures, as well as the exit of underperforming businesses, and expect to substantially complete those initiatives through fiscal 2021. Inclusive of approvals from inception through June 30, 2019, we estimate that Leading Beauty Forward may result in related restructuring and other charges totaling between $950 million and $990 million, before taxes, consisting of employee-related costs, asset write-offs and other costs to implement these initiatives. After its full implementation, we expect Leading Beauty Forward to yield annual net benefits, primarily in Selling, general and administrative expenses and, to a lesser extent, Cost of sales, of between

$425 million and $475 million, before taxes. These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

For the three and nine months ended March 31, 2020, the Company recognized $18 million ($14 million, net of tax) of asset-related costs due to the impairment of operating lease ROU assets as a result of closed freestanding retail stores, approved under LBF, whereby the ability to sublease the locations was negatively impacted by the COVID-19 pandemic. These charges were initially approved under LBF prior to fiscal 2020 as contract terminations related to continuing lease payments to landlords after exiting the location.

(B)	The Company recorded $2 million ($2 million, net of tax) and $9 million ($8 million, net of tax) of income within selling, general and administrative expenses for the three and nine months ended March 31, 2020, respectively, to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions. During the three and nine months ended March 31, 2019, the Company recorded $9 million ($7 million, net of tax) and $18 million ($15 million, net of tax) of income, respectively.

(C)	During December 2019, given the continuing declines in prestige makeup, generally in North America, and the ongoing competitive activity, the Company’s Too Faced, BECCA and Smashbox reporting units made revisions to their internal forecasts concurrent with the Company’s brand strategy review process, triggering a need for an interim impairment review. As a result of this review, the Company recorded $777 million ($663 million, net of tax) of goodwill and other intangible asset impairments, during the three months ended December 31, 2019.

During March 2020, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company, the Company made revisions to the internal forecasts relating to its Too Faced, BECCA, Smashbox and GLAMGLOW reporting units. The Company concluded that the changes in circumstances in these reporting units triggered the need for an interim impairment review. As a result of this review, the Company recorded $333 million ($288 million, net of tax) of goodwill and other intangible asset impairments, during the three months ended March 31, 2020.

The Company also recognized $13 million ($10 million, net of tax) of long-lived asset impairments, included in impairments of other intangible and long-lived assets, in the accompanying consolidated statements of earnings (loss) for the three and nine months ended March 31, 2020, related to operating lease ROU assets and the related property, plant and equipment in certain freestanding stores primarily in North America due to the impact of the COVID-19 pandemic.

Total goodwill, other intangible and long-lived asset impairment charges were $346 million with an impact of $.83 per common share and $1,123 million with an impact of $2.62 per common share for the three and nine months ended March 31, 2020, respectively.

The Company recorded $52 million ($52 million, net of tax) and $90 million ($86 million, net of tax) of goodwill and other intangible asset impairments with an impact of $.14 and $.23 per common share for the three and nine months ended March 31, 2019, respectively, related to its Smashbox reporting unit.

(D)	In conjunction with the acquisition of the remaining equity interest in Have & Be, the Company recorded a gain on its previously held equity method investment of $553 million (inclusive of the recognition of a previously unrealized foreign currency gain of $4 million, which was reclassified from accumulated other comprehensive income). The Company also recorded a $23 million foreign currency gain as a result of cash transferred to a foreign subsidiary for the purposes of making the closing payment. The total gain of $576 million ($450 million, net of tax) had an impact of $1.23 per common share for the nine months ended March 31, 2020.

The Tax Cuts and Jobs Act (the “TCJA”), which was enacted on December 22, 2017, presented us with opportunities to manage cash and investments more efficiently on a global basis. Accordingly, during the three months ended March 31, 2019, as part of the assessment of those opportunities, we sold our available-for-sale securities, which liquidated our investment in the foreign subsidiary that owned those securities. As a result, we recorded a realized net gain on liquidation of our investment in a foreign subsidiary of $71 million ($57 million after tax), for a net impact of $.15 per common share.

(E)	During the nine months ended March 31, 2019, the Company recorded a net charge of $5 million equal to $.01 per common share to reflect the finalization of the provisional amounts for the impact of the TCJA.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments

			Operating Expenses
(Unaudited; $ in millions, except per share data)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share(1)
Three Months Ended March 31, 2020
Leading Beauty Forward	$-	$1	$19	$5	$25	$20	$.05
Contingent consideration				(2)	(2)	(2)	(.01)
Goodwill, other intangible and long-lived asset impairments				346	346	298	.83
Total	$-	$1	$19	$349	$369	$316	$.87

Nine Months Ended March 31, 2020
Leading Beauty Forward	$-	$9	$20	$34	$63	$51	$.14
Contingent consideration				(9)	(9)	(8)	(.02)
Goodwill, other intangible and long-lived asset impairments				1,123	1,123	961	2.62
Other income, net				(576)	(576)	(450)	(1.23)
Total	$-	$9	$20	$572	$601	$554	$1.51

(1)For the three months ended March 31, 2020 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 5.9 million shares, were excluded from the computation of diluted loss per share as they were anti-dilutive due to the net loss incurred during the period.

			Operating Expenses
(Unaudited; $ in millions, except per share data)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
Three Months Ended March 31, 2019
Leading Beauty Forward	$2	$4	$12	$17	$35	$27	$.07
Contingent consideration				(9)	(9)	(7)	(.02)
Goodwill and other intangible asset impairments				52	52	52	.14
Other income, net				(71)	(71)	(57)	(.15)
Total	$2	$4	$12	$(11)	$7	$15	$.04

Nine Months Ended March 31, 2019
Leading Beauty Forward	$2	$16	$31	$68	$117	$95	$.26
Contingent consideration				(18)	(18)	(15)	(.04)
Goodwill and other intangible asset impairments				90	90	86	.23
Other income, net				(71)	(71)	(57)	(.15)
Transition Tax resulting from the TCJA						(12)	(.03)
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						8	.02
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						9	.02
Total	$2	$16	$31	$69	$118	$114	$.31

Results by Product Category

	Nine Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
Skin Care	$5,770	$4,962	16%	17%	$1,822	$1,624	12%
Makeup	4,249	4,427	(4)	(3)	(790)	398	(100 +)
Fragrance	1,392	1,401	(1)	-	163	156	4
Hair Care	417	433	(4)	(3)	10	27	(63)
Other	36	52	(31)	(31)	7	9	(22)
Subtotal	11,864	11,275	5	6	1,212	2,214	(45)
Returns/charges associated with restructuring and other activities	-	(2)			(63)	(117)
Total	$11,864	$11,273	5%	6%	$1,149	$2,097	(45)%

Results by Geographic Region

	Nine Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
The Americas	$3,278	$3,609	(9)%	(9)%	$(571)	$583	(100 +)%
Europe, the Middle East & Africa	5,281	4,825	9	11	1,084	940	15
Asia/Pacific	3,305	2,841	16	18	699	691	1
Subtotal	11,864	11,275	5	6	1,212	2,214	(45)
Returns/charges associated with restructuring and other activities	-	(2)			(63)	(117)
Total	$11,864	$11,273	5%	6%	$1,149	$2,097	(45)%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments; long-lived asset impairments relating to COVID-19; the changes in the fair value of contingent consideration; other income, net; the Transition Tax; the remeasurement of U.S. net deferred tax assets as of the TCJA enactment date; and the establishment of a net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings (Loss) Accounts Before and After Returns, Charges and Other Adjustments

	Three Months Ended March 31, 2020					Three Months Ended March 31, 2019
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjust- ments	Non-GAAP	Impact of foreign currency translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjust- ments	Non-GAAP	% Change Non-GAAP	% Change Non-GAAP, Constant Currency
Net Sales	$3,345	$-	$3,345	$44	$3,389	$3,744	$2	$3,746	(11)%	(10)%
Cost of sales	836	(1)	835	11	846	819	(4)	815
Gross Profit	2,509	1	2,510	33	2,543	2,925	6	2,931	(14)%	(13)%
Gross Margin	75.0%		75.0%		75.0%	78.1%		78.2%

Operating expenses	2,400	(368)	2,032	26	2,058	2,251	(72)	2,179	(7)%	(6)%
Operating Expense Margin	71.7%		60.7%		60.7%	60.1%		58.2%
Operating Income	109	369	478	7	485	674	78	752	(36)%	(36)%
Operating Income Margin	3.3%		14.3%		14.3%	18.0%		20.1%

Other income, net	-	-	-	-	-	71	(71)	-	-	-
Provision for income taxes	84	53	137	3	140	170	(8)	162	(15)%	(14)%
Net Earnings (Loss) Attributable to The Estée Lauder Companies Inc.	$(6)	$316	$310	$4	$314	$555	$15	$570	(46)%	(45)%
Diluted net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share(1)	$(.02)	$.87	$.85	$.01	$.86	$1.51	$.04	$1.55	(45)%	(45)%

(1)For the three months ended March 31, 2020 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 5.9 million shares, were excluded from the computation of As Reported and Returns/Charges/Adjustments diluted loss per share as they were anti-dilutive due to the net loss incurred during the period. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Nine Months Ended March 31, 2020					Nine Months Ended March 31, 2019
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjust- ments	Non-GAAP	Impact of foreign currency translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjust- ments	Non-GAAP	% Change Non-GAAP	% Change Non-GAAP, Constant Currency
Net Sales	$11,864	$-	$11,864	$106	$11,970	$11,273	$2	$11,275	5%	6%
Cost of sales	2,785	(9)	2,776	26	2,802	2,552	(16)	2,536
Gross Profit	9,079	9	9,088	80	9,168	8,721	18	8,739	4%	5%
Gross Margin	76.5%		76.6%		76.6%	77.4%		77.5%

Operating expenses	7,930	(1,168)	6,762	65	6,827	6,624	(171)	6,453	5%	6%
Operating Expense Margin	66.8%		57.0%		57.0%	58.8%		57.2%
Operating Income	1,149	1,177	2,326	15	2,341	2,097	189	2,286	2%	2%
Operating Income Margin	9.7%		19.6%		19.6%	18.6%		20.3%

Other income, net	576	(576)	-	-	-	71	(71)	-	-	-
Provision for income taxes	496	47	543	5	548	472	4	476	14%	15%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$1,146	$554	$1,700	$10	$1,710	$1,628	$114	$1,742	(2)%	(2)%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$3.12	$1.51	$4.63	$.03	$4.66	$4.39	$.31	$4.70	(1)%	(1)%

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; $ in millions)	March 31 2020	June 30 2019	March 31 2019
ASSETS
Current Assets
Cash and cash equivalents	$4,876	$2,987	$2,902
Accounts receivable, net	1,846	1,831	2,036
Inventory and promotional merchandise	2,087	2,006	1,814
Prepaid expenses and other current assets	424	388	408
Total Current Assets	9,233	7,212	7,160
Property, Plant and Equipment, net	2,092	2,068	1,891
Operating lease right-of-use assets (A)	2,446	-	-
Other Assets	4,592	3,876	3,880
Total Assets	$18,363	$13,156	$12,931

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$1,527	$516	$516
Accounts payable	1,162	1,490	1,068
Operating lease liabilities (A)	371	-	-
Other accrued liabilities	2,621	2,599	2,647
Total Current Liabilities	5,681	4,605	4,231
Noncurrent Liabilities
Long-term debt	4,674	2,896	2,883
Long-term operating lease liabilities (A)	2,288	-	-
Other noncurrent liabilities	1,362	1,244	1,200
Total Noncurrent Liabilities	8,324	4,140	4,083
Total Equity	4,358	4,411	4,617
Total Liabilities and Equity	$18,363	$13,156	$12,931

(A) During the first quarter of fiscal 2020, the Company adopted Accounting Standards Codification (“ASC”) Topic 842 – Leases (“ASC 842”) using the modified retrospective transition approach permitted under the new standard for leases that existed at July 1, 2019, and, accordingly, the prior comparative periods were not restated. The adoption of this standard impacted the Company’s consolidated balance sheet due to the recognition of right-of-use assets and associated lease liabilities related to operating leases as compared to the previous accounting. The accounting for finance leases under ASC 842 is consistent with the prior accounting for capital leases. The impact of the adoption of this standard on the Company’s consolidated statements of earnings and consolidated statement of cash flows was not material.

SELECT CASH FLOW DATA

	Nine Months Ended
	March 31
(Unaudited; $ in millions)	2020	2019
Cash Flows from Operating Activities
Net earnings	$1,155	$1,636
Depreciation and amortization	447	404
Deferred income taxes	(65)	(46)
Other items	793	221
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(48)	(377)
Increase in inventory and promotional merchandise	(41)	(184)
Increase in other assets, net	(63)	(73)
Increase (decrease) in accounts payable and other liabilities	(233)	175
Net cash flows provided by operating activities	$1,945	$1,756

Other Investing and Financing Sources/(Uses):
Capital expenditures	$(468)	$(441)
Payments for acquired businesses, net of cash acquired	(1,047)	-
Proceeds (purchases) of investments, net	(5)	1,215
Payments to acquire treasury stock	(883)	(1,344)
Dividends paid	(502)	(453)
Proceeds (repayments) of current debt, net	1,514	(167)
Proceeds (repayments) of long-term debt, net	1,272	(1)

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